EXHIBIT 3.3



                         CERTIFICATE OF AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                         MEDICAL NUTRITION SYSTEMS, INC.

TO:      THE SECRETARY OF STATE, STATE OF NEW JERSEY:

                  The undersigned, being the President and Secretary of Medical Nutrition Systems, Inc., for the purpose of amending the original Certificate of Incorporation of the above named corporation, do hereby execute the following Certificate of Amendment, pursuant to the New Jersey Business Corporation Act CRS 14A:1-1, et seq.

                  The name of the corporation is Medical Nutrition Systems, Inc.

                  RESOLVED, that Article First of the Certificate of Incorporation be amended to read as follows: "The name of the corporation is Medical Nutrition Inc."

                  The foregoing amendment to the Certificate of Incorporation was approved by the Directors and thereafter duly adopted by the Shareholders of the corporation on the 25th day of February, 1983.

                  The number of shares outstanding at the time of the adoption of this Amendment was 1,312,500. The total number of shares entitled to vote thereon was 1,312,500.

                  The number of shares voting in favor of such amendment was 1,252,100.

                  The effective date of this Amendment to the Certificate of Incorporation shall be the date filed with the Secretary of State, State of New Jersey.

ATTEST:                                MEDICAL NUTRITION SYSTEMS, INC.

/s/ MYRA GANS, Secretary               By: /s/ WALTER HIRSCHINGER
-----------------------------------        -----------------------------------
Myra Gans, Secretary                       Walter Hirschinger, President

Dated: 3/21/83